
                              PUBLIC STORAGE, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share



                                                                                       For the Three Months Ended
                                                                                               March 31,
                                                                                -----------------------------------------

Primary Earnings Per Share:                                                            1997                  1996
------------------------------------------------------------------              -------------------   -------------------

Net income                                                                         $ 42,318,000         $ 32,341,000

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A                                          (1,140,000)          (1,140,000)
   9.20% Cumulative Preferred Stock, Series B                                        (1,372,000)          (1,372,000)
   Adjustable Rate Preferred Stock, Series C                                           (545,000)            (505,000)
   9.50% Cumulative Preferred Stock, Series D                                          (713,000)            (713,000)
   10.0% Cumulative Preferred Stock, Series E                                        (1,372,000)          (1,372,000)
   9.75% Cumulative Preferred Stock, Series F                                        (1,401,000)          (1,401,000)
   8.875% Cumulative Preferred Stock, Series G                                       (3,828,000)          (3,997,000)
   8.45% Cumulative Preferred Stock, Series H                                        (3,565,000)          (2,654,000)
   8.625% Cumulative Preferred Stock, Series I                                       (2,156,000)                   -
   8.25% Convertible Preferred Stock                                                 (1,142,000)          (1,186,000)
   Mandatory Convertible Participating Preferred Stock                                        -             (826,000)
   Mandatory Convertible Preferred Stock, Series CC                                  (1,916,000)                   -
                                                                                -------------------   -------------------

Net income allocable to common shareholders                                        $ 23,168,000         $ 17,175,000
                                                                                ===================   ===================

Weighted Average common and common equivalent shares outstanding:

Weighted average common shares outstanding                                           89,086,000           71,574,000

Net effect of dilutive stock options - based on treasury stock method using
   average market price                                                                 390,000               92,000
                                                                                -------------------   -------------------
         Total                                                                       89,476,000           71,666,000
                                                                                ===================   ===================
Primary earnings per common and common equivalent share                            $      0.26          $      0.24
                                                                                ===================   ===================



                                   Exhibit 11


                              PUBLIC STORAGE, INC.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share


                                                                                       For the Three Months Ended
                                                                                               March 31,
                                                                                -----------------------------------------

Fully-diluted Earnings per Common and Common Equivalent Share:                         1997                 1996
--------------------------------------------------------------                  --------------------    -----------------
Net income allocable to common shareholders per Primary calculation above          $ 23,168,000         $ 17,175,000

Add dividends paid to holders of Convertible Preferred Stocks:
          8.25% Convertible Preferred Stock                                           1,143,000            1,186,000
          Mandatory Convertible Participating Preferred Stock                                 -              826,000
          Series CC Preferred Stock                                                   1,916,000                    -
                                                                                --------------------    -----------------

Net income allocable to common shareholders for purposes of determining
   Fully-diluted Earnings per Common and Common Equivalent Share                   $ 26,227,000         $ 19,187,000
                                                                                ====================    =================

Weighted average common and common equivalent shares outstanding                     89,476,000           71,666,000

Pro forma weighted average common shares assuming conversion of
   Convertible Preferred Stock:
          8.25% Convertible Preferred Stock                                           3,769,000            3,872,000
          Mandatory Convertible Participating Preferred Stock                                 -            1,524,000
          Series CC Preferred Stock                                                   2,064,000                    -
                                                                                --------------------    -----------------

Weighted average common and common equivalent shares for purposes of computation of Fully-diluted Earnings per Common and Common Equivalent
   Share                                                                             95,309,000           77,062,000
                                                                                ====================    =================

Fully-diluted Earnings per Common and Common Share (1)                             $      0.28          $      0.25
                                                                                ====================    =================



(1) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements.

          In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to certain contingencies such as the passage of time and the attainment of certain earnings milestone by the Company. The assumption of such earnings and the pro forma conversion of the Class B Common Stock into Common Stock in the above computations would have resulted in an increase in the fully-diluted earnings per common share, and accordingly, is anti-dilutive.


                                   Exhibit 11